                                                                    Exhibit 99.1

                                                  FOR RELEASE: NOVEMBER 18, 2003
                                                                   4:00 P.M. EST

                         ANALOG DEVICES REPORTS RESULTS
                   FOR THE FOURTH QUARTER AND FISCAL YEAR 2003

NORWOOD, Massachusetts - Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenues of $558 million for the fourth quarter of fiscal 2003, an increase of 22% compared to the same quarter one year ago and 7% above the immediately prior quarter.

Diluted earnings per share (EPS) under generally accepted accounting principles
(GAAP) was $0.23 for the fourth quarter, up from $0.09 for the same period one year ago and $0.21 for the third quarter of fiscal 2003. The fourth quarter results include a restructuring charge of $9.2 million ($0.02 per share) related to the decision to exit a small manufacturing business in Europe that was supplying foundry substrate services for optical applications. Excluding this charge, the diluted EPS would have been $0.25 for the fourth quarter.

Revenues for the fiscal year 2003, which ended November 1, 2003, were $2.05 billion, up 20% year-over-year. Fiscal 2003 diluted EPS increased to $0.78, up from the fiscal 2002 EPS of $0.28.

"The fourth quarter wrapped up what turned out to be a great year for ADI," said Mr. Jerald G. Fishman, president and CEO. "Continuing strong orders led to fourth-quarter revenues coming in higher than we had anticipated at the beginning of the quarter, with substantial contributions from both analog and DSP products.

"In the fourth quarter, orders for shipment in the next 13 weeks grew by approximately 30% from the prior quarter. Orders grew in every region of the world and in both the distributor and OEM channels. Order growth continued to be the strongest in Asia as the digital consumer, wireless terminal and PC markets all posted strong results. We also saw strong demand from our broad base of customers serving all other end markets.

"Gross margins for the fourth quarter of fiscal 2003 increased to 55.8% of sales, up from 55.1% of sales in the prior quarter. Days cost of sales in inventory fell to 106 days in the fourth quarter compared to 116 days in the previous quarter."

Commenting on the balance sheet Mr. Fishman said, "The balance sheet continued to strengthen during the fourth quarter. Cash from operations was $105 million and capital expenditures were limited to $18 million, resulting in `free cash flow' of $87 million. During the quarter we redeemed our $1.2 billion of convertible debt and ended the quarter with $2.1 billion of cash and short-term investment balances and no debt."

Regarding the near-term outlook, Mr. Fishman said, "We are planning for the recovery that began seven quarters ago for ADI to continue in the first quarter of fiscal 2004. Demand accelerated during the fourth quarter and we are entering the first quarter with the highest level of backlog we have seen over the last two years. As a result, we are planning for revenues to grow approximately 5% sequentially and for EPS to be in the range of $0.27 to $0.28 in the first quarter of fiscal 2004."

In a separate press release issued today, the company announced that the Board of Directors of ADI declared a cash dividend of $0.04 per outstanding share of common stock. The dividend will be paid on December 17, 2003 to all stockholders of record at the close of business on November 28, 2003.

Mr. Fishman will discuss the fourth quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30pm EST. Investors who prefer to join by telephone may call 706-634-7544 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 3205589 or by visiting the Investor Relations page on ADI's web site.

Non-GAAP Data

The Company has presented diluted earnings per share net of the restructuring charge discussed above. The Company believes that this data reflects results for the Company's normal business operations and facilitates comparisons to prior periods.

Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,400 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines, and the United Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, including our statements regarding planned revenues, earnings and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our largest customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2003, as filed with the Securities and Exchange Commission.

CONTACT: Maria Tagliaferro, Director of Corporate Communications at Analog Devices, 781-461-3282, or investor.relations@analog.com

      ANALOG DEVICES SUPPLEMENTAL INFORMATION, FOURTH QUARTER, FISCAL 2003

                             SALES/EARNINGS SUMMARY
               (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                       4Q 03           3Q 03           4Q 02
  Three Months Ended                Nov 1, 2003     Aug 2, 2003     Nov 2, 2002
                                    -----------     -----------     -----------
Net Sales                            $ 557,517       $ 520,445       $ 455,718
   Y/Y Growth                               22%             17%              8%
   Q/Q Growth                                7%              4%              2%
Cost of Sales                          246,605         233,846         213,084
Gross Margin                           310,912         286,599         242,634
   Percent of Sales                       55.8%           55.1%           53.2%
                                     ---------       ---------       ---------
Operating Expenses:
   R&D                                 112,418         111,668         107,104
   Selling, Marketing and G&A           75,007          72,178          69,204
   Acquisition-related expenses*         2,664           2,660          16,402
   Restructuring Costs                   9,193             341           6,315
   Investment Impairment                    --              --           2,090
                                     ---------       ---------       ---------
Operating Income                       111,630          99,752          41,519
Other (Income) Expense                    (649)         (1,474)         (4,841)
                                     ---------       ---------       ---------
Income Before Tax                      112,279         101,226          46,360
Provision for Taxes                     24,252          22,270          11,590
   Tax Rate                                 22%             22%             25%
                                     ---------       ---------       ---------
Net Income                           $  88,027       $  78,956       $  34,770
                                     ---------       ---------       ---------
Shares used for EPS - Basic            368,511         366,025         364,019
Shares used for EPS - Diluted          387,381         384,166         377,285
Earnings per Share - Basic           $    0.24       $    0.22       $    0.10
Earnings per Share - Diluted         $    0.23       $    0.21       $    0.09
                                     ---------       ---------       ---------

* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.

Twelve Months Ended                       Nov 1, 2003            Nov 2, 2002
                                          -----------            -----------
Net Sales                                 $ 2,047,268            $ 1,707,508
   Y/Y Growth                                      20%                  -25%
Cost of Sales                                 923,160                802,980
Gross Margin                                1,124,108                904,528
   Percent of Sales                              54.9%                  53.0%
                                          -----------            -----------
Operating Expenses:
   R&D                                        442,025                410,116
   Selling, Marketing and G&A                 288,009                257,054
   Acquisition-related expenses*               10,831                 70,626
   Restructuring Costs                          9,534                 37,399
   Investment Impairment                           --                  7,669
   Goodwill Impairment                             --                  3,426
                                          -----------            -----------
Operating Income                              373,709                118,238
Other (Income) Expense                         (8,127)               (22,112)
                                          -----------            -----------
Income Before Tax                             381,836                140,350
Provision for Taxes                            83,555                 35,051
   Tax Rate                                        22%                    25%
                                          -----------            -----------
Net Income                                $   298,281            $   105,299
                                          -----------            -----------
Shares used for EPS - Basic                   365,485                364,194
Shares used for EPS - Diluted                 382,227                381,245
Earnings per Share - Basic                $      0.82            $      0.29
Earnings per Share - Diluted              $      0.78            $      0.28
                                          -----------            -----------

* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.

      ANALOG DEVICES SUPPLEMENTAL INFORMATION, FOURTH QUARTER, FISCAL 2003

                       SELECTED BALANCE SHEET INFORMATION
                            (IN THOUSANDS OF DOLLARS)

                                                      4Q 03              3Q 03               4Q 02
                                                   Nov 1, 2003        Aug 2, 2003         Nov 2, 2002
                                                   -----------        -----------         -----------
Cash & Short-term Investments                      $2,116,743          $3,229,365          $2,898,023
Accounts Receivable, Net                              294,781             259,134             228,338
Inventories                                           287,502             296,940             306,391
Other Current Assets                                  186,690             198,554             191,473
                                                   ----------          ----------          ----------
  Total Current Assets                              2,885,716           3,983,993           3,624,225
PP&E, Net                                             671,140             697,841             780,904
Investments                                           341,573             297,533             279,605
Intangible Assets                                     172,019             172,673             174,637
Other                                                  22,429              96,028             120,820
                                                   ----------          ----------          ----------
Total Assets                                       $4,092,877          $5,248,068          $4,980,191
                                                   ----------          ----------          ----------
Current Liabilities                                $  342,132          $  373,446          $  373,364
Deferred income-shipments to distributors             121,345             112,607             110,271
Long-term Debt                                             --           1,263,266           1,274,020
Non-Current Lease Obligations                              --                 191                 467
Non-Current Liabilities                               341,326             334,888             322,053
Stockholders' Equity                                3,288,074           3,163,670           2,900,016
                                                   ----------          ----------          ----------
Total Liabilities & Equity                         $4,092,877          $5,248,068          $4,980,191
                                                   ----------          ----------          ----------

                CAPITAL EXPENDITURES, DEPRECIATION & AMORTIZATION
                            (IN THOUSANDS OF DOLLARS)

                                                      4Q 03              3Q 03               4Q 02
  THREE MONTHS ENDED                               Nov 1, 2003        Aug 2, 2003         Nov 2, 2002
                                                   -----------        -----------         -----------
Capital Expenditures                                  $ 18,358           $ 20,076            $ 15,930
Depreciation                                          $ 39,320           $ 42,297            $ 48,567
Amortization of Goodwill & Intangibles*               $    660           $    656            $ 14,207

  TWELVE MONTHS ENDED                              Nov 1, 2003        Nov 2, 2002
                                                   -----------        -----------
Capital Expenditures                                 $  67,735          $  57,412
Depreciation                                         $ 165,659          $ 181,129
Amortization of Goodwill & Intangibles*              $   2,624          $  56,873

* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.